Filed Pursuant to Rule 433

Registration Statement 333-226705

FINAL TERM SHEET

Dated May 11, 2021

AUTOMATIC DATA PROCESSING, INC.

$1,000,000,000 1.700% NOTES DUE MAY 15, 2028

Name of Issuer:	Automatic Data Processing, Inc.

Title of Securities:	1.700% Notes due May 15, 2028 (“Notes”)

Aggregate Principal Amount:	$1,000,000,000

Issue Price (Price to Public):	99.698% of principal amount

Maturity:	May 15, 2028

Coupon (Interest Rate):	1.700%

Benchmark Treasury:	1.250% due April 30, 2028

Spread to Benchmark Treasury:	T+48 basis points (0.48%)

Benchmark Treasury Price and Yield:	99-28+; 1.266%

Yield to Maturity:	1.746%

Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2021

Interest Payment Record Dates:	May 1 and November 1 of each year

Redemption Provisions:	Treasury plus 10 basis points prior to March 15, 2028 (the date that is two months prior to scheduled maturity date of the Notes).

At any time on or after March 15, 2028 (the date that is two months prior to the scheduled maturity date of the Notes), we may redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer:	Offer to repurchase at 101% of aggregate principal amount plus accrued interest to repurchase date upon change of control resulting in a rating below investment grade by two rating agencies

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	SEC Registered / Registration Statement No. 333-226705

Net Proceeds to Company (before expenses):	$992,980,000

Settlement Date*:	T+3 days; May 14, 2021

Joint Book-Running Managers:	BofA Securities, Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
PNC Capital Markets LLC
BMO Capital Markets Corp
U.S. Bancorp Investments, Inc.
Mizuho Securities USA LLC
Siebert Williams Shank & Co., LLC
Fifth Third Securities, Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Truist Securities, Inc.
Academy Securities, Inc.
BNY Mellon Capital Markets, LLC
HSBC Securities (USA) Inc.
Huntington Securities, Inc.
ING Financial Markets LLC
Intesa Sanpaolo S.p.A.
TD Securities (USA) LLC

CUSIP:	053015 AG8

ISIN:	US053015AG87

Ratings*:	Aa3 / AA- / AA- (Moody’s / S&P / Fitch)

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. at (800) 294-1322, Deutsche Bank Securities Inc. toll-free at (800)-503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533.

*

Note: It is expected that delivery of the notes will be made against payment therefor on or about May 14, 2021, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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